Exhibit 99.1

C O R P O R A T E P A R T I C I P A N T S

Megan Wilson, Vice President, Corporate Development and Investor Relations

Kenneth Young, Chief Executive Officer

Louis Salamone, Chief Financial Officer

Henry Bartoli, Chief Strategy Officer

C O N F E R E N C E C A L L P A R T I C I P A N T S

Robert Cathey, SCW Capital

P R E S E N T A T I O N

Operator:

Good afternoon. My name is Chris and I will be your conference operator today. At this time, I would like to welcome everyone to the Babcock & Wilcox Investor Call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer session. If you would like to ask a question during this time, simply press star, followed by the number one on your telephone keypad. If you would like to withdraw your question, press the pound key. Thank you.

Megan Wilson, Vice President of Investor Relations, you may begin the conference.

Megan Wilson:

Thank you, Chris, and good afternoon everyone. Welcome to Babcock & Wilcox Enterprises’ Investor Conference Call. I’m Megan Wilson, Vice President of Investor Relations at B&W. Joining me this afternoon are Kenny Young, B&W’s Chief Executive Officer, and Louis Salamone, Chief Financial Officer and Henry Bartoli, Chief Strategy Officer, to discuss our recent project settlements and financing arrangements, as well as our fourth quarter results.

During this call, certain statements we make will be forward looking. These statements are subject to risks and uncertainties, including those set forth in our Safe Harbor provision for Forward-Looking Statements that can be found at the end of our recent press release and also in our Annual Report on Form 10-K on file with the SEC, and provide further detail about the risks related to our business. Additionally, except as required by law, we undertake no obligation to update any forward-looking statement.

We also provide non-GAAP information regarding certain of our historical results to supplement the results provided in accordance with GAAP. This information should not be considered superior to or as a substitute for the comparable GAAP measures. A reconciliation of historical non-GAAP measures can be found on our Form 8-K filed with the SEC today.

With that, I will turn the call over to Kenny.

Kenneth Young:

Thanks Megan, and good afternoon everyone. Thanks for taking the time to join our call. When Lou, Henry and I joined the Company in mid-November we discussed and laid out our immediate priorities: one, turn over the remaining Renewable EPC loss contracts; two, position ourselves to finance our working capital; three, reduce our overhead costs and focus on our plan to realize the profitability and cash flows of our underlying businesses, which have been hidden due to the significance of the Renewable EPC loss contracts. Over the past four and a half months we have been working diligently towards those objectives.

Recent negative and speculative research had a different and inaccurate view of our company, and today I am pleased to tell you that what’s over is the significant risks these EPC contracts held for B&W, and what should be over is the speculation that B&W wouldn’t be able to turn the corner and move towards a profitable company going forward.

Let’s discuss the Renewable loss contracts and what has been accomplished to minimize the impact of these one-off projects. First, as we have previously disclosed, we have turned over four of the six Renewable loss projects and reached settlements on the remaining two to vastly reduce our risk and cash burn to complete those projects. These settled historic claims, liquidated damages, and associated high-risk provisions of those contracts. One of these projects is expected to turn over in May. For the other project, the settlement identifies specific scope of key systems to be completed going forward with costs not to exceed a fixed amount, which vastly reduces our potential losses and cash burn.

We have also reached a settlement regarding another legacy EPC Renewable contract that has not been started, by removing ourselves from the EPC role, which could have carried significant risk. As such, we have contained and significantly reduced our exposures to the EPC loss contracts going forward. We estimate these risks had the potential to reach several hundred million in additional losses if we did not reach these settlements.

Vølund and our other Renewable businesses, apart from these specific contracts, have been leaders in Renewable technologies for grates, boilers, conveyors and environmental control systems. The underlying business has been relatively steady and maintained solid margins. We are now working through reductions in overhead that was previously required to support the loss projects, and expect that Vølund will emerge in a stronger position over the coming quarters. Vølund’s core strength has been and continues to be providing state-of-the-art technologies grates, boiler, conveyor and environmental control systems through design and supply, parts and services, operation and maintenance and licensing. That focus in the U.K. and worldwide markets remains stronger than ever and we see a solid pipeline in the U.K. and around the world as we participate as a technology supplier.

I do want to emphasize, as it’s been previously reported, we are not by any means exiting the U.K. market. We remain firmly committed and stronger than ever.

This is what Vølund did before the decision to enter into these EPC contracts and it is what we will do now in the U.K. and around the world. Again, as I stated, despite rumors, Vølund is not exiting the U.K. or other geographies. There are challenges and overhang from these loss projects, but we feel confident we will achieve profitable operations in Vølund as we enter 2020.

Second, we secured financing to support our settlement agreements, and just as important, provide additional liquidity and working capital to put the Company back on the road to profitability. As we mentioned Friday, B. Riley FBR has arranged an additional $150 million in secured financing through a last-out term loan and has also agreed to provide an uncommitted incremental credit facility of up to another $15 million. This follows an additional $10 million in commitments from affiliates of B. Riley FBR under a last-out term loan we announced in the latter part of March.

We greatly appreciate the support of our banks and shareholders to provide the financing and amendments necessary to unlock the value of our core businesses. We believe this demonstrates confidence in the value of our technologies, the strength of our employees, and our ability to restore the Company to a profitable and positive cash flow. We now have a much stronger balance sheet to support our operations going forward.

The financial challenges presented by the loss projects have overshadowed the core strength of B&W for some time. With this financing combined with the significant reduction of liabilities and risks from the EPC loss contracts through our settlements and plant turnovers, we believe we can now emerge from this shadow and focus on unlocking the real value and strong position of our Power business, along with the core strengths of Vølund and SPIG. With the combination of increased cost-cutting initiatives and the execution of our strategic plan, we are on a path to achieving profitable operations as we exit 2019.

In terms of cost-cutting, since we joined the Company in November, we have identified additional savings and increased the previous target of $62 million in annualized savings to a new target of approximately $100 million. At least $77 million of the cost saving initiatives have been implemented to date with the rest expected to be implemented over the remainder of this year. These cost savings have been identified at the Corporate level and across all three segments, with an emphasis on eliminating unnecessary overhead. We will continue to look aggressively to reduce unnecessary overhead and streamline our global operations going forward.

Now, let’s look forward. You might have seen a recent article with the headline “Babcock & Wilcox: It’s Over.” Clearly that speculation was wrong, and the reality is quite opposite. This company has and always had strong underlying assets, industry-leading technologies, reputable global brands, talented people, a robust backlog on pipeline and great market access. This is a company with a vast installed base that will require aftermarket retrofit and services for decades to come. This is a company serving large, diverse power generation and industrial markets that need quality products and services that BW offers. These strengths have been overshadowed for some time, but those who take the time to remember our history, to look back to our performance before the effects of these EPC loss projects will recognize those underlying strengths have not changed.

Now, with these settlements, financing and cost-cutting initiatives in place, we are focusing on what has been our strength and our core products and services for power and industrial markets, with an increased emphasis on retrofit and aftermarket services. We are focused on quality, high-margin projects rather than chasing revenues. We are focused on profitability and cash flow.

We have also identified a number of opportunities in each business line to capture more business and improve delivery to our customers. We are doing what we do best as a global market leader within these industries.

Our Power business, now called the Babcock & Wilcox segment, continues to perform well with stable fourth quarter revenues, strong bookings and backlog at the end of the year despite the pressures of our recent financial challenges. We greatly appreciate our customers’ support. Our employees have renewed energy as they focus on being a world-class leading supplier of boiler and environmental control technology to the utility, oil and gas, and paper and pulp markets. Our installed base in the U.S. and globally, and our Diamond Power business internationally puts us in a position of strength to support the robust global coal-powered generation fleet and related aftermarket and environmental equipment needs. Our pulp and paper installed base represents a largely untapped potential for aftermarket services. Our industrial package boiler business offers great opportunity, and we are focused on maximizing these opportunities around the globe.

Internally, we are significantly reducing G&A and reorganizing the business to push ownership of cost and cash flow down into the lowest P&L level possible and giving the talented leadership in the business the power and incentives to optimize operations.

With the conclusion of EPC loss projects nearing, the Vølund business can focus on its core technologies, returning the business model as a designer and supplier that served it well and profitably for many years. As we’ve previously discussed, the business is no longer bidding EPC scope projects. The business equipment only and aftermarket businesses continued to be profitable in the fourth quarter, and we are now focusing the business on its equipment only, aftermarket, licensing, and operations and maintenance, and optimizing costs and structure.

Our SPIG business had a challenging fourth quarter and a challenging 2018, primarily as a result of project and bad debt writedowns. These were historical and not reflective of the core business. We expect actions taken in the latter half of 2018 to stabilize the SPIG business. The actions include focusing on our sales on core products and geographies, restructuring, introduction of new management and an increased focus on project execution. At the end of the fourth quarter the business also completed all but two of its legacy projects as a typical SPIG project can take 18 months to complete. Our change in strategy to focus more selectively on higher value projects within the select geographies results in a lower backlog for the business, however, the projects in backlog have better terms designed to drive improved performance in 2019 and beyond.

We believe our strategy will continue to improve performance throughout 2019 with the benefits becoming more evident in the second half of the year as the remaining cleanup related to Vølund loss projects and their impact trails off in the second quarter. We are targeting achieving a run rate adjusted EBITDA of around $100 million in 2020, not including corporate overhead.

I will now turn the call over to Lou to provide more detail on our fourth quarter financial results.

Louis Salamone:

Thanks, Kenny. As Kenny mentioned, the Company’s three reportable segments—Babcock & Wilcox, Vølund and Other Renewables, and SPIG, were formerly reported as the Power, Renewable and Industrial segments, respectively.

Our fourth quarter consolidated revenues of $222.9 million were significantly impacted as required by GAAP by the effect of the settlement related to the fifth Vølund loss project that was reached in March of 2019. For the quarter, we reported a GAAP operating loss of $137.7 million, again, impacted by the $81.1 million effect of the settlement which was partly offset by lower levels of losses on the other Vølund loss contracts.

Operating losses were also due to SPIG segment’s increased estimated cost to complete new build dry cooling systems sold under its previous strategy, as well as bad debt charges of approximately $7.9 million that were taken in the fourth quarter.

In the Babcock & Wilcox segment, lower volume in the new build and parts businesses were partially offset by savings from restructuring actions. On a GAAP basis, we also continued to have cost and writedowns of restructuring actions and strategic as well as financial and advisory costs required under the terms of our credit agreement.

Adjusted EBITDA was negative $114.6 million for the quarter; however, pro forma, to remove the impact of the Vølund settlement, the SPIG project losses and bad debt write-offs, Adjusted EBITDA would have been a negative $2.8 million.

Now let me turn to our fourth quarter segment results. In the Babcock & Wilcox segment, formerly the Power segment, revenue was generally steady at $206.6 million. We believe that the B&W segment business was also negatively impacted by the concern over the Company’s negative financial performance, as we believe many customers delayed or reduced their orders as the quarter progressed because of this concern.

Gross profit in this segment was $45.9 million, which was impacted by lower parts volume. The gross profit margin was 22.2%, and Adjusted EBITDA in the fourth quarter was $34.1 million, impacted by the reduction in gross profit and the sale of the country’s interest and its joint venture in China in 2018, which had contributed $3.6 million of equity income in the prior year quarter. This was mostly offset by reductions in SG&A costs, and the Adjusted EBITDA margin was 16.5%.

In the SPIG segment, formerly the Industrial segment, revenues were $36.4 million in the fourth quarter, affected by lower volume of the new build cooling system projects outside the U.S. as expected, following a 2017 change in strategy that would improve profitability by more selectively bidding and focusing on core geographies and products.

Gross profit was negative $16.9 million in the fourth quarter, primarily due to increases in estimated costs within the new build cooling system contracts sold under the previous strategy, including one significant U.S. project and lower volume of aftermarket cooling system services.

Adjusted EBITDA was a negative $28.7 million, primarily due to the lower gross profit and $7.9 million in bad debt accruals. However, pro forma, to remove significant project losses and writedowns, the Adjusted EBITDA would have been $2.0 million. As Kenny mentioned, new build cooling system contracts that were sold under the previous strategy were mostly completed by the end of 2018, with the exception of one significant U.S. project and one U.K. project that are projected to be completed by early 2020.

The fourth quarter results in the Vølund and Other Renewable segment, formerly the Renewables segment, were affected by the March 2019 settlement regarding the fifth European Vølund project which reduced the estimated selling price for this project as of December 31, 2018 by $81.1 million. Revenues in the segment were a negative $10.3 million for the fourth quarter, primarily due to the impact of recording this settlement. The segment gross profit was negative $101.2 million in the fourth quarter, again, primarily due to the impact of the settlement and also due to lower licensing activity in the aftermarket business, and the Palm Beach Resource Recovery Corporation sale and higher direct overhead costs to support these loss projects.

Adjusted EBITDA in the quarter was a negative $110.1 million, mainly due to lower gross profit from the settlement and partially offset by lower SG&A. However, pro forma to remove the settlement impact, Adjusted EBITDA would have been a negative $28.9 million.

The segment’s portfolio of other equipment only contracts and aftermarket lines of business was profitable during the fourth quarter of 2018 with the exception of the operations and maintenance business due to sale of the Palm Beach Resource Recovery Corporation.

In the fourth quarter 2018, net changes in estimated revenue and cost to complete the Renewable EPC loss contracts were $104 million including the effect of the March 2019 settlements of, again, $81.1 million. This was mainly due to differences in the actual and estimated costs and issues encountered during the start-up and trial operations.

Turning to our cash flow, balance sheet and liquidity, cash flow from operations in the quarter was a use of cash of $68.4 million mainly due to spending related to activity as we worked toward completion of the Vølund loss projects. We ended the fourth quarter with $43.2 million in cash and cash equivalents related to our Continuing Operations net of restricted cash. Total revolving debt at December 31, 2018 was $145.5 million. Interest expense in the quarter was $13.9 million, reflecting a higher level of borrowings. As Kenny mentioned, during the fourth quarter and in the new year we made a number of amendments to our revolving credit facility to provide incremental liquidity to the Company, including a series of limited waivers in 2019 during negotiation of the settlements and financing arrangements which Kenny earlier described.

Our most recent amendment was completed in conjunction with the $150 million financing Kenny discussed. The amendment provides $150 million in additional commitments from B. Riley FBR, Inc. and its affiliates under a last-out term loan as well as incremental uncommitted facility of—an uncommitted incremental facility of up to $15 million. This was in addition to the $10 million of last-out term loans that were provided by B. Riley FBR during the course of finalizing these agreements. The proceeds from the last-out term loans have been used to pay the amounts due under the Vølund loss project settlement agreements and will be used for working capital needs going forward.

In connection with the financing agreement, we’ve agreed to seek shareholder approval for the following: execute a $50 million rights offering at $0.30 per share within six months; exchange 35.1 million of the last-out term loan held by Vintage Capital Management for common stock at $0.30 per share; issue approximately 16.7 million warrants, each to purchase one share of common stock at $0.01 per share; and execute a 1-for-10 reverse stock split. The amendment permits the Company to repay up to $86 million of the last-out term loans using the proceeds from the rights offering. Also, in connection with the amendment, the maturity date for all last-out term loans under the credit agreement will be extended to December 31, 2020.

All of the terms of the agreement can be found in our 8-K filed with the SEC on April 5th.

The amendment also, among other items, reduces our required minimum liquidity to $30 million from $40 million as a condition of the borrowing. It allows for issuance of up to $20 million of new letters of credit with respect to any future Vølund projects, which allows us to grow that business further. It also permits letters of credit to expire one year after the maturity date of the revolving credit facility, and creates a new event of default for the failure to terminate the existing credit facility on or prior to March 15, 2020. We fully intend to refinance the revolving credit facility as required.

As Kenny mentioned, we are now targeting $100 million in annualized savings through our cost savings initiatives. Roughly three quarters of these savings measures have been implemented to date with the balance to be implemented in 2019 and a small amount in 2020. Cost savings have been identified across all segments and at the Corporate level, and the implementation plan and savings are progressing in line with our expectations.

Finally, in the third quarter of 2018, the Company announced that based on a number of ongoing asset divestitures and other strategic actions, the Company’s previous guidance was no longer relevant and withdrew the Company’s previously stated 2018 financial guidance. Given the ongoing efforts associated with cost savings and other strategic initiatives, the Company does not intend to provide guidance at this time.

I will now turn it back over to Kenny.

Kenneth Young:

Thanks, Lou. In summary, we’ve made significant strides towards positioning B&W for a return to profitability and a healthy future. We can now step out from underneath the shadow of the Renewable EPC loss projects and demonstrate the strength of our core power business and our Vølund and SPIG technologies. All of us, from me to Lou, Henry, Bob to every B&W employee I’ve met around the world, we are focused on quality, cash flow, profitability and of course safety.

We appreciate the continued support of our customers, vendors, and employees and shareholders during these challenging times, and look forward to working together to deliver for our customers in our core power and industrial markets in what we believe will be a much better 2019.

I will now turn the call back over to the Operator, who will assist us in taking any questions.

Operator:

At this time, I would like to remind everyone in order to ask a question press star, then the number one on your telephone keypad. I’ll pause for just a moment to compile the Q&A roster.

Again, ladies and gentlemen, it is star and then one to queue for a question.

We do have a question from Robert Cathey with SCW Capital. Your line is open.

Robert Cathey:

Hey guys, I appreciate you guys hosting this call today. I was wondering, I know you’re not giving guidance but as it relates to the run rate EBITDA for 2020, if you could kind of breakdown those components for us. I also think we’ve only seen Corporate that was paid back to Parent from the original spin; if you can maybe give us some context around what Corporate costs look like? Thanks.

Louis Salamone:

Okay. We’re not going to be able to give detailed guidance on the target we’ve mentioned. That’s a target and we’ll have guidance—we’re not going to do guidance as we indicated earlier. What was the second part of your question, Robert?

Robert Cathey:

(Inaudible) Corporate costs but I guess that’s irrelevant if you’re not providing any guidance around that.

Louis Salamone:

Well, we can state what the Corporate costs were but not give guidance. If you’re interested …

Robert Cathey:

Okay. What were they?

Louis Salamone:

About $25 million after costs allocated outside, into the other segments.

Robert Cathey:

Okay, perfect. Then I guess just while I have you, if you could maybe provide a little context around SPIG and I guess what happened and what’s been remedied, and what that business will focus on going forward?

Kenneth Young:

Yes, just to talk a little bit about it, again, at a high level, I think as we kind of alluded to in the conference call here, Robert, is SPIG had taken on I think an incredible amount, trying to grow into many markets around the world, and we’ve just peeled that back into what we think are the more focused markets that they should be focused on from a product standpoint, both wet and dry overall. Look for opportunities that lend or tend to give follow-on aspects around maintenance and parts after the sale as well. Those are typically more higher margin type opportunities and we wanted SPIG to reduce the geography footprint because there’s costs obviously to maintain those geographies, and we wanted them to focus on the higher return opportunities which typically have follow-on capabilities around maintenance and other parts after the fact, or aftermarket.

Robert Cathey:

Got it, okay. Okay, thanks guys. I know you inherited a really difficult situation. We appreciate all the hard work getting to where you are today.

Kenneth Young:

Thanks.

Louis Salamone:

Thank you.

Kenneth Young:

Appreciate the support.

Operator:

Again, that’s star, one for a question.

This does conclude the Q&A portion of today’s call. I now turn things back over to the presenters for any closing remarks.

Megan Wilson:

Thank you for joining us. That concludes our conference call. A replay will be available for a limited time on our website later today.

Operator:

This concludes today’s conference call. You may now disconnect.

IMPORTANT INFORMATION

The Company and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the matters discussed above to be considered at the 2019 Annual Meeting of Stockholders. Certain information regarding the interests of these participants and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the proxy statement for the Annual Meeting when it becomes available. Investors and security holders may obtain copies of the proxy statement and any other related documents free of charge through the website maintained by the SEC at www.sec.gov or from the Company at the Investor Relations section of its website, www.babcock.com, or, alternatively, by directing a request by telephone or mail to Babcock & Wilcox Enterprises, Inc., 20 South Van Buren Avenue, Barberton, Ohio 44203, Attention: Corporate Secretary.